UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2022

BK Technologies Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-32644	83-4064262
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

7100 Technology Drive, West Melbourne, FL	32904
(Address of principal executive offices)	(Zip Code)

(321) 984-1414

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.60 per share	BKTI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2022, the Board of Directors of BK Technologies Corporation (the “Company”) appointed Scott Malmanger, age 66, as the Chief Financial Officer of the Company. Mr. Malmanger’s appointment is effective November 7, 2022. Mr. Malmanger has served as a consultant to the Company since May 31, 2022, and as the Company’s interim Chief Financial Officer and Secretary since June 30, 2022. Mr. Malmanger will continue to be the Company’s principal financial officer and principal accounting officer.

In connection with Mr. Malmanger’s appointment, the Company and Mr. Malmanger entered into an employment agreement (the “Employment Agreement”) to be effective as of November 7, 2022. Pursuant to the Employment Agreement, Mr. Malmanger will have the duties and responsibilities as are commensurate with the position of Chief Financial Officer, as reasonably and lawfully directed by the Board and the Chief Executive Officer, to whom he will report.

Pursuant to the Employment Agreement, Mr. Malmanger’s annual base salary will be $235,000. Mr. Malmanger is entitled to annual incentive bonus compensation of up to 30% of Mr. Malmanger’s base salary and equity compensation based on Mr. Malmanger’s performance, as determined by the Compensation Committee of the Board. The Employment Agreement is an at-will agreement. The Company has the right to terminate Mr. Malmanger’s employment at any time for any reason, with or without cause. Additionally, Mr. Malmanger has the right to resign at any time for any reason. In the event the Company terminates Mr. Malmanger’s employment without Cause (as defined in the Employment Agreement), the Company agreed to pay Mr. Malmanger an amount equal to 6 months of Mr. Malmanger’s base salary in effect at the time of the termination, which may be paid over a 12-month period in accordance with the Company’s normal payroll practices and subject to applicable law, at the Company’s discretion. If Mr. Malmanger is terminated for Cause, he will not be entitled to any severance. Under the Employment Agreement, “Cause” shall exist if Mr. Malmanger (i) acts dishonestly or incompetently or engages in willful misconduct in performance of his executive duties, (ii) breaches his fiduciary duties owed to the Company, (iii) intentionally fails to perform duties assigned to him, (iv) is convicted or enters a plea of guilty or nolo contendere with respect to any felony crime involving dishonesty or moral turpitude, and/or (v) breaches his obligations under the Employment Agreement.

In addition, pursuant to the Employment Agreement, upon the occurrence of a Change in Control, as defined under the Company’s 2017 Incentive Compensation Plan (“2017 Plan”), (i) Mr. Malmanger will be entitled to receive a lump sum payment equal to 6 months of his most recent annual salary, payable within 30 days following the effective date of such Change in Control, and (ii) notwithstanding the terms of the Company equity plan or plans under which Mr. Malmanger’s equity awards are granted or any applicable award agreements, upon the occurrence of a Change in Control, all of Mr. Malmanger’s then outstanding unvested time-based equity awards will become fully vested and any restrictions thereon will lapse and, in the case of stock options and stock appreciation rights, will remain exercisable for the remainder of their full term, and all of Mr. Malmanger’s outstanding unvested equity awards with performance-based vesting will be deemed achieved at target levels with respect to performance goals or other vesting criteria.

The preceding description of the Employment Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information regarding Mr. Malmanger required by Items 401(b), (d), (e) and Item 404(a) of Regulation S-K were disclosed in a Current Report on Form 8-K filed with the Commission on July 7, 2022, and is incorporated herein by this reference.

Item 7.01 Regulation FD Disclosure

On November 2, 2022, the Company issued a press release announcing the appointment of Mr. Malmanger. A copy of the press release is furnished herewith as Exhibit 99.1.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated effective November 7, 2022, between BK Technologies Corporation, BK Technologies, Inc. and Mr. Malmanger

99.1	Press Release of the Company dated November 2, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BK TECHNOLOGIES CORPORATION

Date: November 3, 2022	By:	/s/ John M. Suzuki
John M. Suzuki
Chief Executive Officer

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